Exhibit 99.1

FNB United Corp. Announces First Quarter Results

ASHEBORO, N.C.--(BUSINESS WIRE)--April 30, 2009--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., and its wholly owned subsidiary, Dover Mortgage Company, today reported that following a $14.1 million provision to the allowance for loan losses, it reported a net loss of $6.0 million, or $0.53 per diluted share, for the first quarter of 2009, compared to net income of $2.3 million, or $0.20 per diluted share, for the first quarter a year ago. This provision for loan losses, which boosted the total allowance for loan losses to total loans ratio to 2.44% from 2.19% at December 31, 2008, was in response to an increase in nonperforming loans and a weak housing market.

“The ongoing strains of the financial markets continued to present a challenging environment during the first quarter for FNB United, as well as for the entire banking industry,” said Michael C. Miller, President and CEO. “Still, we are pleased with our revenue generating opportunities and disciplined expense initiatives despite our need to provide for credit losses at a higher level than our historical experience. Although we anticipate the provision expense for the allowance for loan losses will continue to be elevated for the remainder of 2009, we are encouraged in our belief that our operating results will be sufficient to sustain our expectation to remain ‘well capitalized’ under regulatory guidelines, while we continue to improve our banking franchise.”

Credit Quality

FNB United recorded a $14.1 million provision to its allowance for loan losses in the first quarter, compared to a $15.5 million provision in the previous quarter and $1.5 million in the first quarter a year ago. The provision was a result of loan growth during the year as well as asset quality issues. The allowance for loan losses was $38.6 million, or 2.44% of loans held for investment, at March 31, 2009, compared to $34.7 million, or 2.19%, at December 31, 2008, and $18.2 million, or 1.18%, at March 31, 2008.

“As the current economic environment continues to present challenges, we continue to build our allowance for loan losses, while sustaining net charge-offs of $10.2 million, or .62% of average loans, in the first quarter of 2009,” said Miller. A substantial amount of the $10.2 million in charge-offs during the first quarter were comprised of land development loans. Net charge-offs were $7.5 million, or .48% of average loans, in the previous quarter and $680,000, or .05% of average loans, in the first quarter a year ago.

“We are actively managing our loan portfolio, working with our customers to navigate through this challenging economy,” said Miller. “While certain loans have migrated to higher, more adverse risk grades, our actual past due loans and loan charge-offs have remained at manageable levels. We continue to work diligently and closely with our classified loans in order to improve our overall asset quality.”

Nonperforming assets totaled $128.0 million, or 5.94% of total assets, at March 31, 2009, compared to $102.9 million, or 5.0% of total assets, three months earlier and $20.5 million, or 1.0%, of total assets at March 31, 2008. Nonperforming assets include all nonperforming loans, all loans over 90 days delinquent and still accruing, and other real estate owned. FNB United’s real estate owned and repossessed loan collateral was $9.2 million at quarter-end, compared to $6.9 million in the previous quarter, and $4.1 million at March 31, 2008. Loans delinquent 30 to 89 days were $36.2 million as of March 31, 2009.

FNB United has not originated any subprime real estate loans and has no subprime mortgage-backed securities or Fannie Mae/Freddie Mac common or preferred securities exposure in its investment portfolio.

Balance Sheet

Assets increased 5.9% to $2.15 billion at March 31, 2009, compared to $2.04 billion a year earlier. Loans held for investment were $1.58 billion at quarter-end, compared to $1.54 billion a year earlier. Consumer loans increased $34.8 million, commercial loans increased $3.9 million and residential loans were up $3.8 million at March 31, 2009, compared to a year ago. The loan portfolio remains well diversified with a wide variety of borrowers and collateral.

“Deposit growth continues at a strong pace as a result of the flight to quality and safety, as well as the increase in the general rate of savings,” said Miller. Total deposits increased 7.9% to $1.61 billion at March 31, 2009, compared to $1.49 billion twelve months earlier. Certificates of deposit increased 9% to $924 million, from $846 million a year ago while other deposits increased 7% to $683 million at March 31, 2009, compared to $638 million a year earlier. Brokered certificates of deposits were $140.6 million at March 31, 2009, which was 8.7% of total deposits.

Shareholders’ equity was $193 million at March 31, 2009, compared to $217 million a year earlier, primarily due to the write down of goodwill of $57.8 million in 2008.

Capital Measures

On February 13, 2009, FNB United received $51.5 million as a participant in the U.S. Treasury Department's Capital Purchase Program (CPP). The Company issued 51,500 shares of senior preferred stock and a related warrant for 2,207,143 shares of FNB United common stock to the U.S. Treasury. In a special meeting on January 23, 2009, FNB United shareholders approved an amendment to its charter to facilitate the CPP preferred stock issuance.

“The additional capital has strengthened our balance sheet by providing us capital we can use to support our communities not only with loans to qualified borrowers, but to assist customers, on a case-by-case basis, to cope with a diminished capacity to repay their loan obligations. The CPP funds help healthy, well-capitalized banks like ours maintain an active lending role in this challenging environment,” said Miller. Through March 31, 2009, FNB United has generated $118.6 million in consumer loans and $18.9 million in commercial loans or 266% of CPP money from the date of the issuance of the preferred stock.

FNB United remains well capitalized for regulatory purposes as of March 31, 2009. Book value per share was $12.38 at quarter-end compared to $19.01 a year earlier, and tangible book value per share was $7.31 at quarter-end, compared to $8.80 a year earlier.

Income Statement

For the first quarter of 2009, net interest income before the provision for loan losses was $14.1 million, compared to $14.0 million in the preceding quarter and $15.4 million in the first quarter a year ago.

The decline in net interest income is due in part to interest-earning assets repricing down faster than interest-bearing liabilities. The net interest margin was 3.03% for the first quarter of 2009, compared to 3.08% in the previous quarter, and 3.68% for the first quarter a year ago.

The yield on interest earning assets declined to 5.37% in the first quarter of 2009, from 5.79% in the previous quarter and 7.13% in the first quarter a year earlier. The cost of funds was 2.56% for the first quarter, compared to 2.95% in the previous quarter and 3.80% in the first quarter a year ago.

Noninterest income for the first quarter was $5.9 million compared to $7.2 million in the preceding quarter. Noninterest income for the first quarter of 2008 was $5.0 million. During the first quarter of 2009, mortgage loan sales increased $845,000 compared to the year ago quarter largely due to an increase in refinancing activity. Cardholder and merchant services income increased $126,000 compared to the year ago quarter due to increased interchange fees and surcharge fees. The fourth quarter 2008 included a gain on sale of securities of $640,000. Service charges on deposit accounts decreased by $465,000 in the first quarter 2009 versus the fourth quarter 2008 primarily due to a decrease in net nonsufficient funds and overdraft fees.

Total noninterest expense was $15.6 million in the first quarter of 2009, compared to $13.8 million in the preceding quarter excluding the $56.0 million goodwill charge-off, and $15.5 million in the first quarter a year ago. Non-interest expense for the first quarter 2009 compared to the first quarter 2008 increased $18,000, virtually flat to a year ago. Even though expenses were little changed from the prior year, significant variances were a $262,000 increase in FDIC premiums and a $217,000 net occupancy expense associated with the consolidation of the Bush Hill office into the Trinity and Archdale offices. Compensation and benefit expense were $717,000 lower due to the decrease in number of full-time employees from the year ago period.

About the Company

FNB United Corp. is the Asheboro, North Carolina based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS
(In thousands except share and per share data)	Quarter Ended			Percent Change
	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2008	March 31, 2008
INTEREST INCOME:
Interest and fees on loans	$21,599	$23,584	$27,537	-8%	-22%
Interest and dividends on investments securities:
Taxable income	3,067	2,434	1,893	26%	62%
Non-taxable income	600	539	527	11%	14%
Other interest income	80	87	253	-8%	-68%
Total interest income	25,346	26,644	30,210	-5%	-16%
INTEREST EXPENSE:
Deposits	8,874	9,632	11,806	-8%	-25%
Borrowed funds	2,340	2,975	2,974	-21%	-21%
Total interest expense	11,214	12,607	14,780	-11%	-24%
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	14,132	14,037	15,430	1%	-8%
Provision for loan losses	14,059	15,492	1,514	-9%	829%
NET INTEREST INCOME/(LOSS) AFTER PROVISION FOR LOAN LOSSES	73	(1,455)	13,916	-105%	-99%
NONINTEREST INCOME:
Service charges on deposit accounts	2,074	2,539	2,084	-18%	0%
Mortgage loan sales	2,159	2,430	1,314	-11%	64%
Cardholder and merchant services income	622	600	496	4%	25%
Trust and investment services	341	438	463	-22%	-26%
Other service charges, commissions and fees	285	273	232	4%	23%
Bank owned life insurance	228	255	249	-11%	-8%
Other income	173	696	189	-75%	-8%
Total noninterest income	5,882	7,231	5,027	-19%	17%
NONINTEREST EXPENSE:
Personnel expense	8,167	6,750	8,884	21%	-8%
Net occupancy expense	1,522	1,331	1,305	14%	17%
FF&E and data processing expenses	1,742	1,764	1,681	-1%	4%
Goodwill impairment	-	56,000	-	-100%	N/A
Other expense	4,125	3,973	3,668	4%	12%
Total noninterest expense	15,556	69,818	15,538	-78%	0%
(LOSS)/INCOME BEFORE INCOME TAXES	(9,601)	(64,042)	3,405	-85%	-382%
Income taxes (benefit)/expense	(4,012)	(3,481)	1,082	15%	-471%
NET (LOSS)/INCOME	(5,589)	(60,561)	2,323	-91%	-341%
Preferred stock dividends	(431)	-	-	N/A	N/A
NET (LOSS)/INCOME TO COMMON SHAREHOLDERS	$(6,020)	$(60,561)	$2,323	-90%	-359%

Earnings per common share:
Basic	$(0.53)	$(5.31)	$0.20	-90%	-359%
Diluted	$(0.53)	$(5.31)	$0.20	-90%	-359%

Cash dividends declared per common share	$0.025	$0.10	$0.15	-75%	-83%

Weighted average shares outstanding:
Basic	11,410,063	11,406,361	11,386,767
Diluted	11,410,063	11,406,361	11,386,767

FINANCIAL CONDITION
(In thousands except share and per share data)	As of			Percent Change
	March 31, 2009	December 31, 2008	March 31, 2008	December 31, 2008	March 31, 2008
ASSETS
Cash and due from banks	$28,608	$28,743	$38,333	0%	-25%
Interest-bearing bank balances	5,390	404	220	1234%	2350%
Federal funds sold	235	206	532	14%	-56%
Securities available for sale	263,108	205,426	186,012	28%	41%
Securities held to maturity	64,989	27,794	28,030	134%	132%
Loans held for sale	48,948	36,138	15,121	35%	224%
Loans held for investment	1,583,574	1,585,195	1,541,119	0%	3%
Allowance for loan losses	(38,573)	(34,720)	(18,215)	11%	112%
Net loans held for investment	1,545,001	1,550,475	1,522,904	0%	1%
Property and equipment, net	50,112	50,947	48,059	-2%	4%
Goodwill	52,395	52,395	110,195	0%	-52%
Core deposit premiums	5,564	5,762	6,362	-3%	-13%
Other assets	89,965	86,144	79,515	4%	13%
Total assets	$2,154,315	$2,044,434	$2,035,283	5%	6%
LIABILITIES
Deposits:
Noninterest-bearing	$143,146	$150,273	$167,511	-5%	-15%
Interest-bearing deposits:
Demand, savings, and money market deposits	539,171	479,640	471,733	12%	14%
Time deposits of $100,000 or more	399,744	407,539	409,678	-2%	-2%
Other time deposits	524,635	477,295	436,727	10%	20%
Total deposits	1,606,696	1,514,747	1,485,649	6%	8%
Retail repurchase agreements	22,572	18,145	35,815	24%	-37%
Federal Home Loan Bank advances	172,928	238,910	192,413	-28%	-10%
Federal funds purchased	75,000	37,000	28,000	103%	168%
Subordinated debt	15,000	15,000	-	0%	N/A
Junior subordinated debentures	56,702	56,702	56,673	0%	0%
Other liabilities	12,469	16,013	19,591	-22%	-36%
Total liabilities	1,961,367	1,896,517	1,818,141	3%	8%
SHAREHOLDERS' EQUITY
Series A preferred stock	47,609	-	-	N/A	N/A
Warrants attached to Series A preferred stock	3,891	-	-	N/A	N/A
Common stock	28,570	28,570	28,563	0%	0%
Surplus	114,909	114,772	114,293	0%	1%
Retained earnings	2,686	8,904	74,452	-70%	-96%
Accumulated other comprehensive loss	(4,717)	(4,329)	(166)	9%	2742%
Total shareholders' equity	192,948	147,917	217,142	30%	-11%
Total liabilities and shareholders' equity	$2,154,315	$2,044,434	$2,035,283	5%	6%
Shares outstanding at end of period	11,428,003	11,428,003	11,425,052	0%	0%
Book value per share (1)	$12.38	$12.94	$19.01	-4%	-35%
Tangible book value per share (1)	$7.31	$7.85	$8.80	-7%	-17%

(1) - Calculation is based on number of shares outstanding at the end of the period rather than weighted average shares outstanding

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	Quarters Ended
OPERATING PERFORMANCE:	March 31, 2009	December 31, 2008	March 31, 2008
Average loans	$1,636,850	$1,611,328	$1,506,582
Average securities	280,010	218,307	197,489
Average other interest-earning assets	23,321	25,052	17,893
Average noninterest-earning assets	169,957	230,138	238,301
Total average assets	$2,110,138	$2,084,825	$1,960,265

Average interest-bearing deposits	$1,404,718	$1,357,565	$1,294,588
Average noninterest bearing deposits	144,479	151,560	157,436
Average borrowings	370,227	344,699	271,323
Average noninterest-earning liabilities	15,452	20,165	19,202
Total average liabilities	1,934,876	1,873,989	1,742,549
Total average shareholders' equity	175,262	210,836	217,716
Total average liabilities and shareholders' equity	$2,110,138	$2,084,825	$1,960,265

Interest rate yield on loans	5.36%	5.83%	7.37%
Interest rate yield on securities	5.78%	5.95%	5.51%
Interest rate yield on interest-earning assets	5.37%	5.79%	7.13%
Interest rate expense on deposits	2.56%	2.82%	3.67%
Interest rate expense on borrowings	2.56%	3.43%	4.41%
Interest rate expense on interest-bearing liabilities	2.56%	2.95%	3.80%
Interest rate spread	2.81%	2.84%	3.34%
Net interest margin	3.03%	3.08%	3.68%

Other operating income / Average assets	1.13%	1.38%	1.03%
Other operating expense / Average assets	2.99%	13.32%	3.19%
Efficiency ratio (other operating expense / revenue)	77.73%	328.28%	75.95%
Return on average assets	(1.07%)	(11.56%)	0.48%
Return on average tangible assets	(1.10%)	(12.22%)	0.51%
Return on average equity	(12.93%)	(114.27%)	4.29%
Return on average tangible equity	(19.34%)	(247.97%)	9.24%
Average equity / Average assets	8.31%	10.11%	11.11%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
	As of / For the Quarters Ended

NONPERFORMING ASSETS:	March 31, 2009	December 31, 2008	March 31, 2008
Loans on nonaccrual status	$113,178	$95,173	$13,924
Loans more than 90 days delinquent, still on accrual	5,634	853	2,445
Total nonperforming loans	118,812	96,026	16,369
Real estate owned (OREO) / Repossessed assets	9,155	6,898	4,119
Total nonperforming assets	$127,967	$102,924	$20,488
Total nonperforming assets / Total assets	5.94%	5.03%	1.01%

CHANGE IN THE
ALLOWANCE FOR LOAN LOSSES:	March 31, 2009	December 31, 2008	March 31, 2008
Balance, beginning of period	$34,720	$26,750	$17,381
Provision	14,059	15,492	1,514
Recoveries of loans previously charged off	606	720	366
Loans charged-off	(10,812)	(8,242)	(1,046)
Net (charge-offs) recoveries	(10,206)	(7,522)	(680)
Balance, end of period	$38,573	$34,720	$18,215

Net chargeoffs / Average loans outstanding (annualized)	2.58%	1.89%	0.18%
Allowance for loan losses / Loans held for investment	2.44%	2.19%	1.18%

DEPOSITS:	March 31, 2009	December 31, 2008	March 31, 2008
Noninterest-bearing	$143,146	$150,273	$167,511
Interest-bearing transaction deposits:
Checking	195,428	173,614	173,137
Money Market	303,753	267,496	256,415
Savings	40,397	38,530	42,789
Total interest-bearing transaction deposits	539,578	479,640	472,341
Interest-bearing time deposits	923,972	884,834	845,797
Total deposits	$1,606,696	$1,514,747	$1,485,649

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351